EXHIBIT 10.3
July 26, 2010
Mr. David J. Daly
Clarient, Inc.
31 Columbia
Aliso Viejo, CA 92656
Dear Dave:
Clarient, Inc. (the “Company”) is pleased to enter into this letter agreement (the “Letter Agreement”) with you (the “Executive”) which will address the terms of Executive’s employment with the Company. The Company considers it essential to the best interests of its stockholders to attract and foster the continuous employment of key management personnel of the Company and the arrangements described in this Letter Agreement are intended to address that goal.
1. Duties. Executive will continue to serve as Chief Commercial Officer and will report directly to the Chief Executive Officer of the Company (the “CEO”). This Letter Agreement amends, restates and supersedes in its entirety the employment letter agreement, dated as of December 15, 2008, between Executive and the Company. The obligations of Executive under that certain Agreement to Protect Business Interests dated January 30, 2008 between Executive and the Company (the “January 2008 Agreement”) shall remain in full force and effect.
2. Term. Notwithstanding anything to the contrary, Executive’s employment relationship with the Company is employment “at will”. As a result, Executive’s employment may be terminated by the Company or by Executive at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this Letter Agreement. If Executive terminates his employment, he shall give the Company written notice of such termination not less than thirty (30) days prior to the effective date of such termination. In light of the severance benefits provided for in Section 6, the Company will have no obligation to give Executive prior notice of any such termination by the Company (whether or not such termination is without cause).
3. Compensation.
(a)	Base Salary. During the term of Executive’s employment, Executive will receive a base salary of $256,500 per annum, payable in biweekly increments, subject to annual salary and performance review and potential salary increase (but not reductions) at the sole discretion of the Company.
(b)	Bonus. Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”) (target incentives as determined by the Compensation Committee of the Company’s Board of Directors) with an annual target payment of 50% of base salary, pro-rated for the number of months of services in any given year. Potential exists to receive as much as twice this figure based on achievement of Company and personal objectives. Any bonus that becomes payable under this subsection (b) shall be paid in accordance with the Company’s past practices under the MIP, but in no event after the later of (i) the 15th day of the third month following Executive’s first taxable year in which such bonus is no longer subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month following the first taxable year of the Company in which such bonus is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other guidance issued thereunder.

4. Change of Control/Equity Grants. If Executive remains employed by the Company through the occurrence of a Change of Control (as defined below), then, notwithstanding anything to the contrary contained in the stock option agreements and restricted stock agreement by and between the Company and Executive identified on Schedule 1 hereto (the “Equity Agreements”), all shares subject to the stock options and all shares of restricted stock granted under the Equity Agreements shall vest and become exercisable immediately prior to the consummation of such Change of Control. To the extent inconsistent with the Equity Agreements, this Section 4 shall constitute an amendment to the Equity Agreements and, except as expressly provided herein, all terms and conditions of the Equity Agreements shall remain in full force and effect. Additional equity grants may be awarded by action of the Company’s Board of Directors or a duly authorized committee of the Board and, if made, will be made in a manner commensurate with senior executives, the terms and conditions of which shall be as determined under the Company’s 2007 Incentive Award Plan, as amended, and by the Company’s Board of Directors or Compensation Committee thereof.
5. Fringe Benefits.
(a)	Executive will be paid a car allowance at the rate of $600 per month, paid on a monthly basis. Without limiting the Company’s obligation pursuant to the preceding sentence, in no event shall the monthly allowance be made later than December 31 of the year following the year in which the expense was incurred. The allowance paid to Executive in one year shall not affect the allowance paid to Executive in any subsequent year and shall not be subject to liquidation in favor of any other benefit.
(b)	Executive is eligible for group life and accidental death and dismemberment insurance in an amount equal to one times the Executive’s annual base salary not to exceed $600,000 (assuming that Executive meets normal insurability requirements). If insurability requirements cannot be met, the maximum amount of group life insurance benefit is $225,000. Executive will be offered the opportunity to purchase voluntary life insurance for himself and his spouse and children, if applicable; and otherwise be eligible to participate in all other benefits programs offered generally by the Company to its other executives, including medical, dental, and vision insurance, short and long term disability insurance, 401(k) Plan, flexible spending account (Section 125) plan and employee assistance program.
(c)	Executive will also be entitled twenty-three (23) days of vacation per annum which will accrue at the rate of 6.77 hours per pay period. Executive may not accrue more than forty (40) hours above his eligible vacation allowance per year. All vacation accrued will carry over year to year; however, the point at which the total number of vacation hours accrued exceeds the maximum allowable, no additional accruals will be earned until the amount is reduced below the maximum.
(d)	Executive shall be covered by the Company’s directors and officers liability insurance policies and indemnification policies on the same terms and conditions as apply to the Company’s other senior executives. This provision shall survive termination of this Agreement and shall not be covered by the release contemplated by Section 6(d).
6. Severance Payments. Subject to the provisions of subsection (d) and Section 11 below and the other terms and conditions of this Letter Agreement, in the event Executive has incurred a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of a termination of Executive’s employment: (i) by the Company without “cause”, (ii) by Executive for “good reason” within twelve months after a Change of Control, or (iii) by Executive as a result of Executive’s death or disability (any of the foregoing being a “Severance Termination”), the Company will provide Executive the benefits described in this Section 6, which shall be the only severance benefits or other payments with respect to Executive’s employment with the Company to which Executive shall be entitled. Without limiting the generality of the foregoing, these benefits are in lieu of all salary, bonuses and vacation accruals (except for salary, bonuses and vacation accruals for periods ending on the date of termination as provided in Section 8 below) and other rights Executive may have against the Company or its affiliates.
(a) If a Severance Termination occurs, Executive will receive payment of an amount equal to twelve (12) months of his base salary in effect at the time of the Severance Termination.
(b) Upon a Severance Termination, Executive will be able to exercise any options which have become vested and exercisable on or before the termination date and until the earlier of (i) the first anniversary of the date of termination or (ii) the expiration date of the option. To the extent inconsistent with any Equity Agreement, this Section 6(b) shall constitute an amendment to such Equity Agreement and, except as expressly provided herein, all terms and conditions of such Equity Agreement shall remain in full force and effect.

(c) Upon a Severance Termination, Executive will receive continued coverage under the Company’s medical and health plans in accordance with COBRA rules and regulations following the termination date (including any period as may be required by law), provided that coverage will end if Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits. If Executive chooses such continuation health insurance coverage, Executive will only pay the amount paid by Executive during his employment and the Company will subsidize the remaining costs which are normally the responsibility of the former employee for twelve months or until Executive obtains insurance through another employer, whichever occurs sooner. Thereafter, Executive shall be solely responsible for paying the premiums for COBRA continuation coverage. If Executive ceases to be eligible for COBRA because the Company does not pay the premiums for its existing or group insurance policy or the Company ceases to have a group healthcare plan, the Company will pay Executive, for any portion of the period referred to above during which Executive’s COBRA eligibility ceases for such reasons, the amount of the premium it would have had to pay for Executive’s coverage under the then existing, or if none, the most recently existing, healthcare insurance policy. Executive should consult with the Company’s Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any life insurance policy. Executive will be reimbursed in accordance with Company policies promptly for all of Executive’s reasonable and necessary business expenses incurred on behalf of the Company prior to Executive’s termination date. Without limiting the Company’s obligation under the preceding sentence, the reimbursement of any expense under this subsection (c) shall be made no later than December 31 of the year following the year in which the expense was incurred.
(d) All compensation and benefits described above in (a) through (c) of this Section 6 will be contingent upon (i) Executive’s execution of a release of all claims against the Company substantially in the form of Exhibit A and expiration of the seven-day revocation period referred to in the release, and (ii) Executive’s compliance with the terms of the January 2008 Agreement during the period of his employment by the Company or the one-year period following Executive’s termination date.
(e) Subject to Section 11 below, the Company will pay Executive the amount described in (a) above in equal bi-weekly installments (“Installments”) during the period commencing on the date of the Severance Termination and ending on the twelve (12)-month anniversary of such date; provided, however, that no such payments shall be made prior to the first payroll date occurring on or after the fortieth (40th) day following the date of the Severance Termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon). Each Installment shall be treated as a separate payment for purposes of Section 409A of the Code. The Company will prepare the final release (which will be substantially in the form attached as Exhibit A to this Letter Agreement) and deliver it to Executive within five business days of Executive’s termination of employment. Executive will have twenty-one (21) days in which to consider the release although Executive may execute it sooner. Please note that the release has a revocation period of seven days.
(f) In this Letter Agreement, the term “cause” means (a) Executive’s failure to adhere to any lawful written policy of the Company (unless Executive’s failure to adhere is at the request of the Board) if Executive has been given a reasonable opportunity to comply with such policy and cure Executive’s failure to comply (which reasonable opportunity to cure must be granted for a period of at least ten days and up to thirty days, if reasonable); (b) Executive’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) Executive’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property (including without limitation trade secrets and other intellectual property); or (d) Executive’s conviction of, or Executive’s entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof. In this Letter Agreement, the term “good reason” means (i) Executive’s assignment (without Executive’s consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of Chief Commercial Officer of the Company, or (ii) the relocation of the Company’s offices at which Executive is principally employed to a location which is more than thirty miles from the location of the Company’s principal offices on the date of this Letter Agreement; provided, however, that Executive must have given the written notice to the Company that Executive believes he has the right to terminate employment for good reason, within ninety (90) days of the initial occurrence of such event, and the Company fails to eliminate the good reason within fifteen (15) days after receipt of the notice. Further, Executive’s termination of employment must occur within 2 years from the initial occurrence of an event that constitutes good reason.

(g) In this Letter Agreement, the term “Change of Control” means (a) the issuance, sale, transfer or acquisition of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates). An “affiliate” of an entity is an entity controlling, controlled by, or under common control with the entity specified, directly or indirectly through one or more intermediaries. “Group” shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934, and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.
(h) Executive will not be required to mitigate the amount of any payment provided for in this Letter Agreement by seeking other employment or otherwise and Executive shall be entitled to receive the severance payments provided in this Section 6 without regard to whether Executive obtains other employment or enters into other service relationships, provided Executive does not violate any of his obligations under this Section 6.
(i) Executive acknowledges that the arrangements described in this Letter Agreement will be the only obligations of the Company or its affiliates in connection with any determination by the Company to terminate Executive’s employment with the Company. This Letter Agreement does not terminate, alter, or affect Executive’s rights under any plan or program of the Company in which Executive may participate, except as explicitly set forth herein. Executive’s participation in such plans or programs will be governed by the terms of such plans and programs.
7. Definitions of Competition and Solicitation.
a.	For purposes of Section 6(d) of this Letter Agreement “Solicitation” shall mean (A) soliciting, enticing, or inducing any Customer (as defined below) to become a client, customer, OEM, distributor, or reseller of the laboratory services business of any other person, firm or corporation with respect to products or services which are competitive with products or services then sold or under development by the Company’s reference laboratory services business or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person or (B) soliciting, enticing, or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity. Providing a reference for an employee of the Company will not, however, constitute Solicitation if the employee has decided to leave the employ of the Company, is seeking other employment, and requests the reference.
b.	For purposes of this Section 7, “Customer” means any person or entity which at the time of determination, if made prior to termination of employment, or, after termination of employment, at the time of such termination, shall be, or shall have been within one year prior to such time, a client, customer, OEM, distributor, or reseller of the Company.
c.	Executive acknowledges (i) that his experience and capabilities are such that the conditions in Section 6(d) to his receiving the severance benefits referred to in Section 6 will not prevent him from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him without losing the severance benefits and (ii) that he has, prior to the execution of this Letter Agreement, reviewed this Letter Agreement with his legal counsel. Executive acknowledges that the provisions contained in this Section 7 and in Section 6(d) are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Letter Agreement in the absence of such provisions.

8. Other Payments in the Event of Termination of Employment. In the event of termination of Executive’s employment for any reason, Executive will be entitled to receive upon such termination payment of all accrued, unpaid salary to the date of termination. In addition, in the event of termination of Executive’s employment for any reason other than by the Company for “cause”, Executive will be entitled to receive upon such termination a “pro rata portion” of his “bonus for the year of termination” (as those terms are defined below) payable no later than March 15th of the year following that in which such termination occurs. “Pro rata portion” means the number of days in the calendar year of termination up to and including the date of termination divided by the total number of days in that full calendar year. The “bonus for the year of termination” means the amount Executive would have been likely to earn if he had been employed for the full year, as determined in good faith by the Board of Directors of the Company or a committee thereof.
9. Withholding; Nature of Obligations. The Company will withhold applicable taxes and other legally required deductions from all payments to be made hereunder. The Company’s obligations to make payments under this Letter Agreement are unfunded and unsecured and will be paid out of the general assets of the Company.
10. Representations and Covenants of Executive. Executive represents and warrants to the Company that: (a) he has full power and authority to enter into this Letter Agreement and to perform his duties hereunder, (b) the execution and delivery of this Letter Agreement and the performance of his duties hereunder shall not result in an actual (as opposed to merely asserted) breach of, or constitute an actual (as opposed to merely asserted) default under, any agreement or obligation to which he may be bound or subject, including without limitation any obligations of confidentiality, noncompetition, nonsolicitation or use of information, (c) this Letter Agreement represents a valid, legally binding obligation on him and is enforceable against him in accordance with its terms except as the enforceability of this Letter Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors, (d) to Executive’s knowledge, the services contemplated by this Letter Agreement do not (i) infringe any third party’s copyright, patent, trademark, trade secret or other proprietary right, or (ii) violate any law, statute, ordinance or regulation, and (e) Executive has resigned from all positions as an employee, officer, director or executive of prior employers. Executive covenants to the Company that during his employment with the Company (a) he shall not (i) intentionally use, in connection with his employment with the Company, any confidential or proprietary information or materials belonging to any third person or entity, or (ii) knowingly violate any law, statute, ordinance or regulation and (b) he shall not breach (i) any agreement with any third party to keep in confidence any confidential or proprietary information, knowledge or data acquired prior to his execution of this Letter Agreement or (ii) any obligations of confidentiality, noncompetition, nonsolicitation or use of information.
11. Section 409A.
(a) Notwithstanding anything to the contrary in this Letter Agreement, if at the time of Executive’s Separation from Service with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Letter Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Letter Agreement.

(b) With respect to the provisions of this Letter Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Letter Agreement shall comply with the provisions of Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered.
(c) In the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Letter Agreement may become subject to taxes, interest or penalties imposed under Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Letter Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Letter Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Letter Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
12. Miscellaneous. This Letter Agreement will inure to the benefit of Executive’s personal representatives, executors, and heirs. In the event Executive dies while any amount payable under this Letter Agreement remains unpaid, all such amounts will be paid to the parties legally entitled thereto in accordance with the terms and conditions of this Letter Agreement. No term or condition set forth in this Letter Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an officer of the Company authorized to sign such writing by the Board of Directors of the Company or an authorized committee thereof. This Letter Agreement will be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws of any state. Any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, will be settled by arbitration in Los Angeles or Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.
13. Limit on Payments by the Company. Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any payment or benefit received or to be received by Executive in connection with a Change of Control or the termination of Executive’s employment (whether payable pursuant to the terms of this Letter Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Company or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section 13, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Executive (which may be, but will not be required to be, the Company’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or Executive that Executive may receive payments which may be “parachute payments.” If the Accounting Firm determines that such reduction is required by this Section 13, Executive, in Executive’s sole and absolute discretion, may determine which Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. If the Accounting Firm determines that no reduction is necessary under this Section 13, it will, at the same time as it makes such determination, furnish Executive and the Company an opinion that Executive shall not be liable for any excise tax under Section 4999 of the Code. Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 13. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 13 shall be borne by the Company.

If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject and supersedes any prior discussions or agreements on this subject.

Sincerely, Clarient, Inc.
By:	/S/ Ronald A. Andrews
Ronald A. Andrews, Vice Chairman and CEO
I agree to the terms and conditions of this Letter Agreement.

/S/ David J. Daly David J. Daly

GENERAL RELEASE AND AGREEMENT

This GENERAL RELEASE AND AGREEMENT (hereinafter the “Release”) is made and entered into as of this      day of      , 20     , by and between CLARIENT, INC. (the “Company”) and (“Executive”).

1. Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Letter Agreement, dated November [     ], 2009 (the “Letter Agreement”), between the Company and Executive and in consideration of the payments and other benefits set forth in the Letter Agreement. As used in this Release, any reference to the Company shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, Executives, attorneys, insurers, agents and assigns, as well as all Company affiliates, subdivisions, subsidiaries and parents, including without limitation Safeguard Scientifics, Inc. and its subsidiaries (collectively, the “Company Affiliates”) and their respective past, present and future directors, officers, Executives, consultants, attorneys, insurers, agents and assigns; and any reference to Executive shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents, and assigns.

2. General Release.

(a) Executive, for and in consideration of the separation payments and other benefits offered to him or her by the Company specified in the Letter Agreement that accompanies this Release and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Company Affiliates, of and from any and all causes of actions, suits, debts, claims, and demands whatsoever in law or in equity, which he, his heirs, executors or administrators may have, ever had or now have, that arise out of or are in any way related to events, acts, conduct, or omissions occurring from the beginning of the Executive’s employment with the Company and/or the Company Affiliates to the date of this Release      , and particularly, but without limitation, any claims arising from or relating in any way to his employment or the separation of his employment relationship with the Company, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. (“the ADEA”), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. (“ADA”), the Executive Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended (“ERISA”), and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

(b) By signing this Release, Executive represents that Executive has not commenced any proceeding against the Company or any Company Affiliate in any forum (administrative or judicial) concerning Executive’s employment.

(c) Executive agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Company or any Company Affiliate with respect to any known matter arising before the date of this Release or covered by the release and not to assert against the Company or any Company Affiliate in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by the release. Executive and the Company agree that in the event of a breach of any covenant of this Release or the Letter Agreement by Executive or the Company or any Company Affiliate, the party damaged as a result of such breach shall be entitled to recover costs and reasonable attorneys’ fees in an action relating to such breach, in addition to compensatory damages.

(d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under this Release or the Letter Agreement, and each party confirms that such obligations are the only obligations of the Company or its affiliates in connection with the cessation of Executive’s service with the Company.

(e) Executive acknowledges that this Release extends to all causes of action, suits, debts, claims and demands referred to in (a) above, known or unknown, suspected or unsuspected. By signing this Release, Executive expressly waives all rights under Section 1542 of the California Civil Code, which reads in full as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(f) By signing this Release and the Letter Agreement and by making the payments and providing the benefits contemplated by the Letter, the Company does not admit any liability, wrongdoing or fault and expressly denies any such liability, wrongdoing or fault.

3. Confidentiality; Non-Disparagement.

(a) Except to the extent required by law, including SEC disclosure requirements, the Executive agrees that the terms of this Release will be kept confidential by Executive, except that Executive may advise his or her family and confidential advisors.

(b) Executive will not at any time knowingly reveal to any person or entity any of the trade secrets or confidential information of the Company or the Company Affiliates or of any third party which the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, and proposals), and Executive shall keep secret all confidential matters relating to the Company or the Company Affiliates and shall not use or attempt to use any such confidential information in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to the Company or the Company Affiliates. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company or the Company Affiliate; or, (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Executive shall provide the Company notice of any such required disclosure once Executive has knowledge of it and will help the Company at the Company’s expense to the extent reasonable to obtain an appropriate protective order.

(c) Executive represents that Executive has not taken, used or knowingly permitted to be used any memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials of any nature relating to any matter within the scope of the business of the Company, the Company Affiliates, or their partner companies or concerning any of its dealings or affairs otherwise than for the benefit of the Company or the Company Affiliates. Executive shall not, after his or her termination of employment, use or knowingly permit to be used any such memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, the Company Affiliate or client of the same, as the case may be, and that immediately upon the effectiveness of Executive’s resignation from employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

(d) In accordance with normal ethical and professional standards, the Company and Executive agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that the Company’s obligation under this paragraph extends only to the conduct of the Company’s officers and all of its directors. The only exception to the foregoing shall be in those circumstances in which Executive or the Company is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

4. Indemnity.

(a) This Release shall not release the Company or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify Executive and hold him harmless from any claims made against him arising out of his activities as director or officer of the Company, to the same extent as the Company or its insurance carriers are or may be obligated to defend and/or indemnify and hold harmless any other director or officer and the Company affirms its obligation to provide indemnification to Executive as a director, officer, former director, or former officer of the Company, as set forth in the Company’s bylaws and charter documents in effect on the date of the Letter Agreement; provided however, to the extent that such obligation of the Company or its insurance carriers has increased in any scope or amount on the date Executive’s employment with the Company ceases, Executive shall benefit from such increase as of such date.

(b) Executive agrees that Executive will personally provide reasonable assistance and cooperation to the Company, at the Company’s expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

5. General.

(a) Executive acknowledges and understands that Executive has been given twenty-one (21) days from the Termination Date to consider and review the terms of this Agreement prior to signing it, and releasing Executive’s claims. Executive understands that Executive may execute this Agreement in Executive’s sole and absolute discretion, prior to the expiration of said twenty-one (21) day period; however, Executive may not sign this Agreement prior to the Termination Date. Executive also understands that this Release is revocable by Executive for a period of seven (7) days following execution of the Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has ended.

(b) Executive has carefully read and fully understands all the provisions of the Notice and the Release which sets forth the entire agreement between Executive and the Company, and Executive acknowledges that Executive has not relied upon any representation or statement, written or oral, not set forth in this document.

(c) Executive and Company agree that any breach of this Release or corresponding Letter Agreement by Executive or Company will cause irreparable damage to the other party and that in the event of such breach the other party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder (d) No term or condition set forth in this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and a duly authorized officer of the Company.

(e) Any waiver by the Company of a breach of any provision of this Release shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(f) The parties agree that in no way does this Release preclude Executive from enforcing his ownership rights pertaining to any stock options or RSAs which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option or RSA grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

Dated:

CLARIENT INC.

Dated:	By:________________